Exhibit 99

June 28, 2005 - SoftBrands Receives $12.6 Million From Trust
Distribution

MINNEAPOLIS, June 28—SoftBrands, Inc. (OTC:SFBD), a global supplier of enterprise application software, announced today that it has received $12.6 million in a distribution from the AremisSoft Corporation Liquidating Trust.

The Trust recently reached settlement with a former executive officer of AremisSoft Corporation, who consented to disgorge approximately $200 million of unlawful profit from his trading in AremisSoft stock. On June 6, the Securities and Exchange Commission (SEC) issued a news release announcing the settlement, calling it “among the largest recoveries the SEC has obtained from an individual.”

On May 26, 2005, SoftBrands announced that it expected to receive a distribution from the Trust within two months. SoftBrands is entitled to 10 percent of the net collections by the Trust, which was established following the AremisSoft bankruptcy.

“We are pleased to receive this distribution. We are very fortunate and grateful that the United States justice system provides a framework for these positive outcomes,” said George Ellis, chairman and chief executive officer. Ellis said the proceeds will be used to strengthen the balance sheet of the company, taking SoftBrands one step closer to its goal of listing on a national stock exchange.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses worldwide, currently focused on the hospitality and manufacturing industries. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a worldwide infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has over 500 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com ..

Contact Information
Susan Eich
Corporate Communications
+ 1 612 851 6205
susan.eich@softbrands.com